Filed pursuant to Rule 424(b)(3)
Registration No. 333-148135
PROSPECTUS
710,000 Shares of Common Stock

     This prospectus relates to the sale of up to 710,000 shares of our common stock by the selling stockholder named in this prospectus. The selling stockholder acquired the shares of our common stock offered by this prospectus in a private placement that closed on February 28, 2006.
     Our common stock is quoted on The NASDAQ Global Market under the symbol “CKNN.” On January 8, 2008, the last sale price of our common stock as reported on The NASDAQ Global Market was $4.07 per share. The prices at which the selling stockholder may sell the shares of common stock will be determined by the prevailing market price for the shares or in negotiated transactions.  We will not receive any proceeds from the sale of these shares of common stock by the selling stockholder.  All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholder will be borne by the selling stockholder.
     Our principal executive offices are located at 7350 Dean Martin Drive, Suite 309, Las Vegas, Nevada 89139, and our telephone number is (702) 987-7169.
     Investing in our common stock is highly speculative and involves a high degree of risk. You should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 3 of this prospectus and in the documents we file with the Securities and Exchange Commission that are incorporated by reference in this prospectus before making a decision to purchase our stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is January 9, 2008.

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable supplement. We have not authorized anyone else to provide you with different information. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. Neither the delivery of this prospectus, nor any sale made under this prospectus, means that the information contained in this prospectus is correct as of any time after the date of this prospectus.
     Unless the context otherwise requires, the terms “we,” “us,” “our,” “and “the Company” refer to Cash Systems, Inc., a Delaware corporation, and its subsidiaries.

CASH SYSTEMS, INC.
          We provide credit/debit card cash advance (“CCCA”), ATM and check cashing solutions (“Cash Access Services”). These products are the primary means by which casinos make cash available to gaming patrons. We also provide casinos with ancillary services such as on-line reporting, which enhances their ability to monitor player activity and market to gaming patrons. At September 30, 2007, our Cash Access Services were used at 127 gaming locations and 20 retail locations nationwide. Revenue generated from our retail customers has accounted for less than 1% of our total revenue in each of the past five years.
Credit Card Cash Advances and POS Debit Card Transactions
          Our CCCA products, which are comprised of both “All-In-1 ATMs” and Company kiosks which house point-of-sale (“POS”) terminals, have been installed at 127 gaming and 20 retail locations. Our CCCA products allow gaming patrons to obtain cash from their credit card, or checking account in the case of debit transactions, through the use of our software and equipment.
          A gaming patron can initiate a CCCA transaction through one of our “All-In-1 ATMs” or kiosks. The “All-In-1 ATM” or kiosk terminal will prompt the gaming patron to swipe his/her credit or debit card and enter the dollar amount requested. The “All-In-1 ATM” or kiosk terminal will then dial the appropriate bank for an authorization or denial. If authorized, the “All-In-1 ATM” or kiosk terminal will direct the gaming patron to a casino cage. Once at the cage, the gaming patron will present his/her credit/debit card and driver’s license. A cage cashier will swipe the credit/debit card in a Company terminal to obtain information for the transaction initiated at the “All-In-1 ATM” or kiosk terminal. The purpose of the second swipe is for identification purposes only. After finding the approved transaction, the cage terminal will provide the cashier with two options in order to obtain the gaming patron’s address, driver’s license and telephone number, which must be imprinted on each check or voucher. The first option is to swipe the gaming patron’s driver’s license if it contains a magnetic strip. The second option is to manually enter the information into the terminal. After one of these options is selected, a printer attached to the cage terminal will generate a Company check or voucher. The cashier will give the gaming patron cash in the amount requested after he/she signs the Company check or voucher.
          Our check or voucher is then deposited by the casino into its account for payment from a Company account and we debit the gaming patron’s credit or debit card. This transaction can be accomplished without the gaming patron using a personal identification number (“PIN”). Gaming patrons pay a service charge typically between 6%-7% for credit card advances and a fixed fee of $1.95 plus 2% for POS debit card withdrawals.
ATM Cash Withdrawals
          We offer a full menu of ATM services to casinos and retailers. Through our standard ATMs and “All-In-1 ATMs,” vault cash for the operation of the ATM can be provided by us or directly by the casino or retailer. We process ATM transactions through ATM networks with which we have licensing agreements. In addition, we provide ATM vault cash, maintenance and armored car service. In an ATM cash withdrawal, a gaming patron directly withdraws funds from his or her bank account by swiping an ATM card through one of our standard ATMs or “All-In-1 ATMs.” Our processor then routes the transaction request through an electronic funds transfer network to the gaming patron’s bank. If the transaction is authorized, the ATM dispenses the cash to the gaming patron. Gaming patrons pay a fixed fee for ATM cash withdrawals.
Check Cashing Solutions
          We also offer two check cashing solutions to the gaming industry. First, we provide casinos with full service check cashing. With full service check cashing, we are given space within a casino to operate a check cashing booth. Our employees manage the booth, our cash is used to cash checks, and we retain customer fees from check cashing. Gaming patrons pay a service charge based on the amount of the transaction for our check cashing services. At September 30, 2007, there were 20 casinos utilizing our full service check cashing services. Second, we self-guarantee checks via internal check cashing technology as well as provide check guarantee services with the assistance of third party providers and check verification services.

Joint Venture and Cashclub Product
          In April 2006, we entered into a joint venture agreement with Bally Technologies, Inc. and Scotch Twist, Inc. (“Joint Venture”). Through the Joint Venture, we are developing products that allow customers to fund player accounts using credit and debit cards tied to a players club card, such that the player’s club card can be used in place of a credit or debit card to effectuate transactions within a casino for gaming, dining, retail purchases, and lodging under a license to a portfolio of patents from Scotch Twist. We are working together with Bally Technologies in the development of the cashless product as well as the marketing and selling of the product, initially for use exclusively with Bally’s hardware and software interface and accounting systems, and will allocate the fees generated from the use of the jointly developed products among the Joint Venture partners. We are working with the card associations to ensure that the cashless product and process will comply with the card associations’ rules prior to full deployment into the marketplace. There can be no assurance that we will be able to implement the cashless product in a manner that will comply with all card associations’ rules.
          As an initial step in the development of the Joint Venture’s cashless product and to test gaming patron acceptance of a players club card, in October 2006, we commenced beta testing of the cashclub™ product, which enables cash access through the use of a players club card at an ATM or Kiosk. Initial beta testing has ended. Revenues from the cashclub™ product in the beta phase were not material to us. In November 2007, we introduced the Joint Venture’s powercash product at Fantasy Springs Resort Casino. The powercash product enables cash access through the use of a player’s club card at the gaming device.
          We incurred research and development costs relating to the development of the Joint Venture product. We expensed $101,164 and $135,345 for the three months ended September 30, 2007 and 2006, respectively; and $409,958 and $135,345 for the nine months ended September 30, 2007 and 2006, respectively. Research and development costs relating to the Joint Venture product are included in other general and administrative expenses on the consolidated statement of operations. We do not anticipate that future research and development costs related to the Joint Venture will be material to us.
Internal Transaction Processing
          In the past, our CCCA, POS Debit Card and ATM transactions were settled with our network payers through third party processing providers. In May 2006, we beta-tested our own internal processing switch at our Florida based properties. As of September 30, 2007, with the exception of a few minor properties, all CCCA and POS Debit Card transactions are processed through an internal Company-owned switch. For ATM transactions, approximately 94% of our ATM devices were operating on an internal Company-owned switch as of September 30, 2007. The new internal processing switch enables us to eliminate certain third party processing costs.
          Due to the change to internal processing, a one to three day timing lag exists between the time the advance occurs and the time we are reimbursed. The effect of this change has been reflected in the our consolidated balance sheets as settlements due from credit card and ATM processors as well as the associated payables due to customer accounts which are reflected in other accrued expenses.
Offices
          Our principal office is located at 7350 Dean Martin Drive, Suite 309, Las Vegas, Nevada, and our telephone number at this address is (702) 987-7169. In addition, we have offices in Burnsville, Minnesota and San Diego, California which are used by our call center and technical support staff.

RISK FACTORS
          An investment in our common stock involves a number of risks. Before making an investment decision to purchase our common stock, you should carefully consider all of the risks described below, as well as the other information included in, or incorporated by reference into, this prospectus. Our actual results could differ materially from those anticipated in the forward-looking statements contained in this prospectus as a result of certain factors, including the risks described below and elsewhere in this prospectus and in documents incorporated by reference into this prospectus. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.
Risks Related to Our Business
Competition in the market for cash access products and services is intense, and if we are unable to compete effectively, we could face price reductions and decreased demand for our services.
          Some of our current and potential competitors have a number of significant advantages over us, including:
•	commission structures that are more beneficial to gaming establishments than ours;

•	longer operating histories;

•	pre-existing relationships with potential customers; and

•	significantly greater financial, marketing and other resources, which allow them to respond more quickly to new or changing opportunities.

          In addition, some of our current and potential competitors have greater name recognition and marketing power. Furthermore, some of our current competitors have established, and in the future potential competitors may establish, cooperative relationships with each other or with third parties or adopt aggressive pricing policies to gain market share.
          As a result of the intense competition in this industry, we could encounter significant pricing pressures and lose customers. These pricing pressures could result in significantly lower average service charges for our Cash Access Services or higher commissions payable to gaming establishments. We may not be able to offset the effects of any service charge reductions with an increase in the number of customers, cost reductions or otherwise. In addition, the gaming industry is always subject to market consolidation, which could result in increased pricing pressure and additional competition. To the extent that competitive pressures in the future force us to reduce our pricing to establish or maintain relationships with gaming establishments, our revenues could decline.
We have operating losses in consecutive years.
          We have incurred net losses of $10.0 million and $3.8 million for the years ended December 31, 2006 and 2005, respectively, and incurred a loss of $9.8 million for the nine months ended September 30, 2007. Losses are likely to continue unless we are able to increase our overall gross margins through negotiation of more favorable renewal and new customer contracts, increase revenues through normal growth channels including organic and new product-based growth, and decrease overall expenses. We have built an infrastructure to scale to these types of margin and revenue increases, but cannot provide any assurance that growth or cost savings objectives will be achieved. If we are unable to negotiate more favorable contracts, meet revenue growth objectives, or sufficiently control costs, it may have a material adverse effect on our business, financial condition, and results of operations.
The cash access industry is subject to change, and we must keep pace with the changes to successfully compete.
          The demand for our products and services is affected by changing technology, evolving industry standards and the introduction of new products and services. Cash access services are based on existing financial services and payment methods, which are also continually evolving. Our future success will depend, in part, upon our ability to successfully develop and introduce new cash access services based on emerging financial services and payment methods, which may, for example, be based on stored value cards, Internet-based payment methods or the use of portable consumer devices such as personal digital assistants and cellular telephones, and to enhance our existing products and services on a timely basis to respond to changes in patron preferences and industry standards. We cannot be sure that the products, services or technologies that we choose to develop will achieve market acceptance or obtain any necessary regulatory approval or that products, services or technologies that we choose not to develop will not threaten our market position. If we are unable, for technological or other reasons, to develop new products or services, enhance or sell existing products or services in a timely and cost-effective manner in response to technological or market changes, our business, financial condition and results of operations may be materially adversely affected.
The loss of our sponsorship into the Visa U.S.A., Visa International and MasterCard card associations could have a material adverse effect on our business.
          We cannot provide cash access services involving VISA cards and MasterCard cards in the United States without sponsorship into the Visa U.S.A. and MasterCard card associations. Harris Bank and BankFirst currently sponsor us into the card associations. In the event we lose our sponsorship by Harris Bank and BankFirst into the card associations, we would need to obtain sponsorship into the card associations through another member of the card associations that is capable of supporting our transaction volume. We may not be able to obtain alternate sponsorship. Our inability to obtain alternate sponsorship on favorable terms or at all would have a material adverse effect on our business and operating results.
Because of our dependence on certain customers, the loss of a top customer could have a material adverse effect on our revenues and profitability.
          During each of the years ended December 31, 2006, 2005 and 2004, The Seminole Tribe of Florida accounted for more than 10% of our total revenues. The Seminole Tribe of Florida accounted for 27%, 29%, and 31% of total revenues for the year ended December 31, 2006, 2005, and 2004, respectively. We contract with The Seminole Tribe of Florida through a third party affiliated with The Seminole Tribe of Florida. We have provided Cash Access Services to The Seminole Tribe of Florida since November 2001 and have renewed our contract with the third party affiliated with The Seminole Tribe of Florida effective December 2006. There can be no assurance that this contract will be renewed after its term expires. In addition, loss or financial hardship experienced by, or a substantial decrease in revenues from The Seminole Tribe of Florida or any of our other top customers could have a material adverse effect on our business, financial condition and results of operations. Consolidation among operators of gaming establishments may also result in the loss of a top customer to the extent that customers of ours are acquired by our competitors’ customers.
If we are unable to maintain our current customers on terms that are favorable to us, our business, financial condition and operating results may suffer a material adverse effect.
          We enter into contracts with our gaming establishment customers to provide our cash access products and related services. Most of our contracts have a term ranging from three to five years in duration and provide that we are the only provider of cash access products to these establishments during the term of the contract. In most of the contracts, either party may cancel the agreement for “cause” if a breach is not cured within thirty days. In addition, some of the contracts are terminable upon 30 days advance notice and some either become nonexclusive or terminable by our gaming establishment customers in the event that we fail to satisfy specific covenants set forth in the contracts, such as covenants related to our ongoing product development. We are typically required to renegotiate the terms of our customer contracts upon their expiration, and in some circumstances we may be forced to modify the terms of our contracts before they expire. Assuming constant transaction volume, increases in commissions or other incentives paid to gaming establishments would reduce our operating results. We may not succeed in renewing these contracts when they expire, which would result in a complete loss of revenue from that customer.

An unexpectedly high level of chargebacks could adversely affect our business.
          When gaming patrons use our Cash Access Services, we either dispense cash or produce a negotiable instrument that can be endorsed and exchanged for cash. If a completed cash access transaction is subsequently disputed by a cardholder or accountholder and if we are unsuccessful in establishing the validity of the transaction, the transaction becomes a chargeback and we may not be able to collect payment for such transaction. If, in the future, we incur an unexpectedly high level of chargebacks, we may suffer a material adverse effect to our business, financial condition or results of operations.
If we are unable to protect our intellectual property, we may lose a valuable competitive advantage or be forced to incur costly litigation to protect our rights.
          We use technology in operating our business, and our success depends on developing and protecting our intellectual property. We rely on copyright, patent, trademark and trade secret laws, as well as the terms of license agreements with third parties, to protect our intellectual property. We also rely on other confidentiality and contractual agreements and arrangements with our employees, affiliates, business partners and customers to establish and protect our intellectual property and similar proprietary rights. We have been issued a patent for system and method for performing a quasi-cash transaction, U.S. Patent No. 6,951,302. At the same time, our products may not be patentable in their entirety or at all. For example, although we currently have eight inventions that are the subject of patent applications pending in the United States Patent and Trademark Office, we can provide no assurance that these applications will become issued patents. If they do not become issued patents, our competitors would not be prevented from using these inventions.
          We also license various technology and intellectual property rights from third parties. We rely heavily on third parties to maintain and protect these technology and intellectual property rights. If our licensors or business partners fail to protect their intellectual property rights in technology that we license and we are unable to protect these rights, the value of our licenses may diminish significantly. It is possible that third parties may copy or otherwise obtain and use our information and proprietary technology without authorization or otherwise infringe on our intellectual property rights. In addition, we may not be able to deter current and former employees, consultants, and other parties from breaching confidentiality agreements and misappropriating proprietary information. If we are unable to adequately protect our technology or our exclusively licensed rights, or if we are unable to continue to obtain or maintain licenses for technology from third parties, it could have a material adverse effect on the value of our intellectual property, similar proprietary rights, our reputation, and our results of operations.
          In the future, we may have to rely on litigation to enforce our intellectual property rights and contractual rights. In addition, we may face claims of infringement that could interfere with our ability to use technology or other intellectual property rights that are material to our business operations. If litigation that we initiate is unsuccessful, we may not be able to protect the value of some of our intellectual property. In the event a claim of infringement against us is successful, we may be required to pay royalties or license fees to continue to use technology or other intellectual property rights that we had been using or we may be unable to obtain necessary licenses from third parties at a reasonable cost or within a reasonable time. Any litigation of this type, whether successful or unsuccessful, could result in substantial costs to us and diversions of our resources. Although we believe that our intellectual property rights are sufficient to allow us to conduct our business without incurring liability to third parties, our products and services may infringe on the intellectual property rights of third parties and our intellectual property rights may not have the value we believe them to have.
Our products and services are complex, depend on a myriad of complex networks and technologies and may be subject to software or hardware errors or failures that could lead to an increase in our costs, reduce our revenues or damage our reputation.
          Our products and services, and the networks and third-party services upon which our products and services are based, are complex and may contain undetected errors or may suffer unexpected failures. The computer networks that we rely upon in providing our products and services are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data, public release of confidential data and the inability to complete gaming patron transactions. The occurrence of these errors or failures, disruptions or unauthorized access could adversely affect our sales to customers, diminish the use of our cash access products and services by gaming patrons, cause us to incur significant repair costs, result in our liability, divert the attention of our development personnel from product development efforts, and cause us to lose credibility with current or prospective customers or gaming patrons.
          We have formed relationships with and rely heavily on the services and technology of a number of third-party companies and consultants to operate our systems and ensure the integrity of our technology. Although we do not anticipate severing relations with any of these parties, any of these providers may cease providing these services or technology in an efficient, cost-effective manner, or altogether, or be unable to adequately expand their services to meet our needs. In the event of an interruption in, or the cessation of, services or technology by an existing third-party provider, we may not be able to make alternative arrangements for the supply of the services or technology that are critical to the operation of our business and this could have a material adverse effect on our business.
Changes in interchange rates may affect our costs of revenues.
          We pay credit card associations interchange fees for services they provide in settling transactions routed through their networks. In addition, we pay fees to participate in various ATM or debit networks. The amounts of these interchange fees are fixed by the card associations and networks in their sole discretion, and are subject to increase in their discretion from time to time. Many of our contracts enable us to pass through to our customers the amount of any increase in interchange or processing fees, but competitive pressures might prevent us from doing so. To the extent that we are unable to pass through to our customers the amount of any increase in interchange or processing fees, our costs of revenues would increase and our net income would decrease, assuming no change in transaction volumes. Any such decrease in net income could have a material adverse effect on our financial condition and results of operations.
We are subject to extensive rules and regulations of card associations, including MasterCard International and Visa U.S.A.
          A significant portion of our Cash Access Services are processed as transactions subject to the extensive rules and regulations of the two leading card associations, MasterCard International and Visa U.S.A. From time to time, we receive correspondence from these card associations regarding our compliance with their rules and regulations. In the ordinary course of our business, we engage in discussions with our sponsoring bank and/or the card associations regarding our compliance with their rules and regulations. The rules and regulations of the card associations may not always expressly address some of the contexts and settings in which we process cash access transactions, or do so in a manner subject to varying interpretations. From time to time we also face technical compliance issues, e.g. the format of data submission files. We expect to continue to face and resolve issues such as these in the ordinary course of business, which we do not believe will result in a material adverse impact on our operations. The card associations modify their rules and regulations from time to time. In the event that the card associations or our sponsoring bank determine that the manner in which we process certain card transactions is not in continued compliance with existing rules and regulations, or if the card associations adopt new rules or regulations that prohibit or restrict the manner in which we process certain card transactions, we may be forced to modify the manner in which we operate which may increase our costs, or cease processing certain types of cash access transactions altogether, either of which could have a material negative impact on our business. As an example of the card associations amending their regulations, we are now required to comply with the Payment Card Industry (PCI) Data Security Standard. Although we have developed and implemented a detailed plan for the PCI Data Security Standard and were found to be in compliance, we may be subject to substantial penalties and fines if we do not maintain compliance with this standard.
          We also process transactions involving the use of the Discover Card. The rules and regulations of the proprietary credit card network that services this card present risks to us that are similar to those posed by the rules and regulations of MasterCard International and Visa U.S.A.
We are subject to regulatory and political risk associated with the majority of our customers being Native American, Sovereign Nations.
          For the year ended December 31, 2006, approximately 60% of the casinos that we serviced are Native American owned casinos. The Tribes are sovereign nations which may determine their own rules, regulations and dispute processes. The only limitation on the Tribal jurisdiction is the Gaming Compact, adopted by the particular state within which the Tribe’s casino is located, which the Tribe has signed to authorize the opening of its casino. Our contracts with the Tribal casinos are subject to approval by the Tribal Council, the political governing body of the Tribe, and the Tribal Gaming Commission. Any change in the make-up of the Tribal Council membership, due to elections, resignations, or other means may result in a termination or non-renewal of our contract or license, or both. The Tribal Gaming Commissions have authority to regulate all aspects of casino operations, including vendor selection and licensing. Failure to maintain compliance with all requirements of the Tribal Gaming Commission may result in the loss of our license and subsequently the loss of the contract.
We are subject to the performance of third-parties whom we contract through as vendors to some Tribal casinos.
          Some of our Tribal contracts are with other vendors who themselves contract directly with the Tribal casinos for Cash Access Services. The loss of the contract by these third parties, for any reason, may result in our loss of the contract.
Our joint development activities may result in products that are not commercially successful or that are not available in a timely fashion.
          We have engaged in joint development projects with third parties in the past, including our Joint Venture with Bally Technologies, Inc. and Scotch Twist, Inc., and we expect to continue doing so in the future. Joint developments can magnify several risks for us, including the loss of control over development of aspects of the jointly developed products and over the timing of product availability. Accordingly, we face increased risk that joint development activities will result in products that are not commercially successful or that are not available in a timely fashion.
          In addition to joint development activities, from time to time we consider acquiring additional technologies, products and intellectual property. We periodically enter into discussions with third parties regarding such potential acquisitions. We cannot assure you that we will enter into any such acquisition agreements in the near future or at all. We have no present understanding or agreements with respect to any acquisitions.
We depend on our key personnel.
          We are highly dependent on the involvement of Michael Rumbolz, our Chief Executive Officer, and other members of our senior management team. All of our executive officers have separate employment and non-compete agreements with us. The loss of Mr. Rumbolz or other members of our senior management team would have a material adverse effect on our business.
          Our success depends to a significant degree upon the performance and continued service of key managers involved in the development and marketing of our products and services to gaming establishments. Our future success depends upon our ability to attract, train and retain such personnel. We may need to increase the number of key managers as we further develop our products and services and as we penetrate other geographic markets. Our ability to enter into contracts with gaming establishments depends in large part on the relationships that our key managers have formed with management-level personnel of gaming establishments. Competition for individuals with such relationships is intense, and we cannot be certain that we will be successful in recruiting and retaining such personnel. In addition, employees may leave our company and subsequently compete with us. Our sales efforts are particularly hampered by the defection of personnel with long-standing relationships with management-level personnel of gaming establishments.
Our senior secured convertible notes contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests.
          Our senior secured convertible notes contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. These restrictions include, among other things, limits on our ability to make investments, pay dividends, incur debt, sell assets, or merge with or acquire another entity. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of our debt.

If we are obligated for any reason to repay our outstanding senior secured convertible notes, we would be required to deplete our working capital and/or raise additional funds. If we are unable to repay our senior secured convertible notes, the holders of these notes would be entitled to foreclose on substantially all of our assets which secure the repayment of such notes.
          On October 10, 2006, we issued and sold $20.0 million in aggregate principal amount of senior secured convertible notes. On August 20, 2007, we amended and restated the senior secured convertible notes to, among other things, increase the aggregate principal amount from $20.0 million to $22.0 million. These notes are due and payable on October 10, 2011, unless sooner converted into shares of our common stock. Upon the occurrence of an event of default or change of control, we could be required to repay these notes prior to maturity at a premium equal to up to 120% of the principal amount outstanding, together with accrued interest on the outstanding principal balance of these notes. If we are obligated for any reason to repay these notes in full, we would be required to use our limited working capital and/or raise additional funds. If we are unable to repay these notes, together with the applicable redemption premium, when required, the holders of these notes could foreclose on substantially all of our assets which secure the repayment of such notes.
Effective internal and disclosure controls are necessary for us to provide reliable financial reports and effectively prevent fraud and to operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed.
          We have a material weakness in our internal controls as defined under standards adopted by the Public Company Accounting Oversight Board, or PCAOB, that require remediation. Under the PCAOB standards, a “material weakness” is a significant deficiency or combination of significant deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. A “significant deficiency” is a control deficiency or combination of control deficiencies, that adversely affect a company’s ability to initiate, authorize, record, process, or report external financial data reliably in accordance with generally accepted accounting principles such that there is a more than remote likelihood that a misstatement of a company’s annual or interim financial statements that is more than inconsequential will not be prevented or detected.
          As a result of the material weakness we identified in our internal controls, we also identified certain deficiencies in some of our disclosure controls and procedures that we believe require remediation. We cannot be certain that our efforts to improve our internal and disclosure controls will be successful or that we will be able to maintain adequate controls over our financial processes and reporting in the future. Any failure to maintain effective controls or timely effect any necessary improvement of our internal and disclosure controls could harm operating results or cause us to fail to meet our reporting obligations, which could affect our ability to remain listed with The NASDAQ Global Market. Ineffective internal and disclosure controls could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our securities.
Risks Related to the Industry
Economic downturns, a decline in the popularity of gaming or changes in the demographic profile of gaming patrons could reduce the number of gaming patrons that use our services or the amounts of cash that they access using our services.
          The strength and profitability of our business depends on consumer demand for gaming. During periods of economic contraction, our revenues may decrease while some of our costs remain fixed, resulting in decreased earnings. This is because the gaming activities in connection with which we provide our Cash Access Services are discretionary leisure activity expenditures and participation in leisure activities may decline during economic downturns because consumers have less disposable income. Even an uncertain economic outlook may adversely affect consumer spending in gaming operations, as consumers spend less in anticipation of a potential economic downturn. Reductions in tourism could also have a material adverse effect on our business, financial condition and results of operations.

          Changes in consumer preferences or discretionary consumer spending could harm our business. Gaming competes with other leisure activities as a form of consumer entertainment, and may lose relative popularity as new leisure activities arise or as other existing leisure activities become more popular. The popularity of gaming is also influenced by the social acceptance of gaming, which is dictated by prevailing social mores. To the extent that the popularity of gaming declines as a result of either of these factors, the demand for our Cash Access Services may decline and our business may be harmed.
          Aside from the general popularity of gaming, the demographic profile of gaming patrons changes over time. The gaming habits and use of cash access services varies with the demographic profile of gaming patrons. For example, a local gaming patron may visit a gaming establishment regularly but limit his or her play to the amount of cash that he or she brings to the gaming establishment. In contrast, a vacationing gaming patron that visits the gaming establishment infrequently may play much larger amounts and have a greater need to use cash access services. To the extent that the demographic profile of gaming patrons either narrows or migrates towards gaming patrons who use cash access services less frequently or for lesser amounts of cash, the demand for our cash access services may decline and our business may be harmed.
We are subject to extensive governmental gaming regulation.
          We are subject to a variety of regulations in the jurisdictions in which we operate. Regulatory authorities at the federal, state, local and Native American Tribal Council levels have broad powers with respect to the licensing of gaming-related activities and may revoke, suspend, condition or limit our licenses, impose substantial fines and take other actions, any one of which could have a material adverse effect on our business, financial condition and results of operations. With a majority of our customers being Native American Tribal gaming operations we are subject to regulatory and contractual approval by Tribal authorities. As sovereign nations, the Tribal customers have broad powers and significant discretion regarding termination or renewal of the licenses and contracts. Any disputes arising regarding a license or contract must be resolved through the Tribal judicial system. We cannot assure you that any new gaming license or related approval that may be required in the future will be granted, or that our existing licenses will not be revoked, suspended or limited or will be renewed. If additional gaming-related regulations are adopted in a jurisdiction in which we operate, such regulations could impose restrictions or costs that could have a material adverse effect on our business. From time to time, various proposals are introduced in the legislatures of some of the jurisdictions in which we have existing or planned operations that, if enacted, could adversely affect the tax, regulatory, operational or other aspects of the gaming industry and our company. Legislation of this type may be enacted in the future.
          Members of our board of directors, corporate officers, management team and the beneficial owners of five percent or more of our outstanding equity interests generally must also be approved by certain state or Tribal regulatory authorities. If the regulatory authorities were to find a person occupying any such position unsuitable, we would be required to sever our relationship with that person. Certain public issuances of securities and certain other transactions by us also require the approval of certain regulatory authorities.
          In addition, certain new products and services that we may develop cannot be offered in the absence of regulatory approval of the product or licensing of us, or both. For example, our cashless gaming product must have approval and cannot be used at any location until we receive approval from the appropriate authority in such location. These approvals could require that we and our officers, directors or beneficial owners obtain a license or be found suitable and that the product be approved after testing and review. We cannot assure you that we will obtain any such approvals in the future.
          In most jurisdictions in which we do business, we must obtain a non-gaming supplier’s or vendor’s license, qualification or approval. The obtaining of these licenses, qualifications or approvals and the regulations imposed on non-gaming suppliers and vendors are typically less stringent than for gaming-related suppliers and vendors. In some jurisdictions in which we do business, we must obtain a gaming-related supplier’s or vendor’s license, qualification or approval. If we must obtain a gaming-related supplier’s or vendor’s license, qualification or approval because of the introduction of new products (such as products related to cashless gaming) or because of a change in the laws or regulations, or interpretation thereof, our business could be materially adversely affected. This increased regulation of business could include, but is not limited to: requiring the licensure or finding of suitability of any equity owner, officer, director or key employee of the Company; the termination or disassociation with any equity owner, officer, director or key employee that fails to file an application or to obtain a license or finding of suitability; the submission of detailed financial and operating reports; submission of reports of material loans, leases and financing; and requiring regulatory approval of certain commercial transactions such as the transfer or pledge of equity interests in the Company.
Many of the financial services that we provide are subject to extensive rules and regulations.
          All of our Cash Access Services are subject to the privacy provisions of state and federal law, including the Gramm-Leach-Bliley Act. Our POS debit card transactions and ATM withdrawal services are subject to the Electronic Fund Transfer Act. Our ATM services are subject to the applicable regulations in each jurisdiction in which we operate ATMs. Our ATM services may also be subject to local regulations relating to the imposition of daily limits on the amounts that may be withdrawn from ATM machines, the location of ATM machines and our ability to surcharge cardholders who use our ATM machines. The Cash Access Services we provide are subject to recordkeeping and reporting obligations under the Bank Secrecy Act and the USA PATRIOT Act of 2001. In gaming establishments where we provide our Cash Access Services directly to gaming patrons at satellite cashiers or booths that we staff and operate, we are required to file Currency Transaction Reports or Suspicious Activity Reports on a timely basis. In jurisdictions in which we serve as a check casher, we are subject to the applicable state licensing requirements and regulations governing check cashing activities and deferred deposit service providers.
          In the event that any regulatory authority determines that the manner in which we provide Cash Access Services is not in compliance with existing rules and regulations, or the regulatory authorities adopt new rules or regulations that prohibit or restrict the manner in which we provide Cash Access Services, we may be forced to modify the manner in which we operate, or stop processing certain types of cash access transactions altogether. We may also be subject to substantial civil and criminal penalties and fines if we fail to comply with applicable rules and regulations. In addition, our failure to comply with applicable rules and regulations could subject us to private litigation. Any such actions could have a material adverse effect on our business, financial condition and operating results.
          Following the events of September 11, 2001, the United States and other governments have imposed and are considering a variety of new regulations focused on the detection and prevention of money laundering and money transmitting to or from terrorists and other criminals. Compliance with these new regulations may impact our business operations or increase our costs. Finally, as we develop new products and services, we may become subject to additional regulations.
Being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified directors.
          As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act of 2002, or SOX, and the rules and regulations of The NASDAQ Global Market. We have been subject to the Exchange Act since 2001 and provisions of SOX since 2005, as a result of the change in ownership control. The requirements of these rules and regulations have increased our accounting, legal and financial compliance costs, made some activities more difficult, time-consuming or costly and have placed significant strain on our personnel, systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition. SOX requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required. As a result, management’s attention may be diverted from other business concerns, which could have a material adverse effect on our business, financial condition and operating results.
Risks Related to Our Common Stock
Future sales of our common stock, or the perception that future sales could occur, may adversely affect our common stock price.

          In addition to this registration statement covering the resale of 710,000 shares of our common stock, we filed a registration statement covering the resale of 3,656,252 shares of our common stock issuable upon conversion of $22.0 million aggregate principal amount of senior secured convertible notes and exercise of certain related warrants that was declared effective by the Securities and Exchange Commission on January 11, 2007. If a large number of shares of our common stock are sold in the open market, or if there is a perception that such sales could occur, the trading price of our common stock could decline materially. In addition, the sale of these shares, or possibility of such sale, could impair our ability to raise capital through the sale of additional shares of common stock.
Our future capital raising activities and the anti-dilution provisions of our senior secured convertible notes and related warrants may dilute the ownership of our existing stockholders.
          We may sell securities in the public or private equity markets if and when conditions are favorable, even if we do not have an immediate need for additional capital at that time. Raising funds through the issuance of common stock will dilute the ownership of our existing stockholders. Furthermore, we may issue common stock, or securities convertible into or exercisable for shares of our common stock, at prices that represent a substantial discount to the market price of our common stock, which could result in a decline in the trading price of our common stock and, as a result of certain anti-dilution provisions, reduce the conversion price of our senior secured convertible notes and the exercise price of the related warrants and increase the number of shares of our common stock that are issuable upon conversion of the notes and upon exercise of the warrants.
Certain provisions of our Bylaws and of Delaware law may deter takeover attempts, which may limit the opportunity of our stockholders to sell their shares at a favorable price.
          Our Bylaws and Delaware law contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of our company, even when those attempts may be in the best interests of our stockholders. For example, our Bylaws make it more difficult for anyone other than members of our management to introduce business at stockholder meetings by requiring such other persons to follow certain notice procedures. In addition, we are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder.
We do not intend to pay dividends in the future.
          We have never declared or paid any cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. In addition, the terms of our senior secured convertible notes limit our ability to pay dividends, and our future debt or credit facilities may preclude us from paying any dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of potential gain for the foreseeable future.

FORWARD-LOOKING STATEMENTS
          This prospectus and the documents incorporated herein by reference include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these provisions. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including statements which are predictive in nature, which depend upon or refer to future events or conditions, or which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “hopes,” “assumes,” “may,” and similar expressions. Forward-looking statements are based upon expectations and projections about future events and are subject to assumptions, risks and uncertainties about, among other things, the Company and economic and market factors. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Forward-looking statements by us are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance.
          Actual events and results may differ materially from those expressed or forecasted in the forward-looking statements due to a number of factors. The principal factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to, our failure to develop products or services that achieve market acceptance or regulatory approval; our failure to accurately evaluate the assumptions underlying our estimates of the useful lives for depreciable and amortizable assets, our estimates of cash flows in assessing the recoverability of long-lived assets, and estimated liabilities for chargebacks, litigation, claims and assessments; competitive forces or unexpectedly high increases in interchange and processing costs that preclude us from passing such costs on to our customers through increased surcharges or reduced commissions; unanticipated changes to applicable tax rates or laws or changes in our tax position; regulatory forces, competitive forces or market contraction that affect our cash advance business; our inability to satisfy conditions to borrow additional funds, if required or unanticipated operating capital needs that cause our cash flows from operations and possible borrowing facilities to be insufficient to provide sufficient capital to continue our operations; our failure to accurately estimate our operating cash flows and our failure to accurately predict our working capital and capital expenditure needs; our inability to obtain additional financing through bank borrowings or debt or equity financings at all or on terms that are favorable to us; competitive pressures that prevent us from commanding higher prices for our Cash Access Services than other providers; actions taken by our technology partners or the failure of our technology partners to service our needs; our failure to renew our contracts with our top customers; changes in the rules and regulations of credit card associations that require the discontinuation of or material changes to our products or services; our inability to identify or form joint ventures with partners that result in products that are commercially successful; and other factors or conditions described or referenced under the caption “Risk Factors” beginning on page 3 of this prospectus. Our past performance or past or present economic conditions are not indicative of future performance or conditions. Undue reliance should not be placed on forward-looking statements. In addition, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events or changes to projections over time unless required by federal securities law.
USE OF PROCEEDS
          We will not receive any proceeds from the sale of shares of our common stock offered by this prospectus. The proceeds from the offering are solely for the account of the selling stockholder.
SELLING STOCKHOLDER
          The selling stockholder may from time to time offer to sell pursuant to this prospectus any or all of the shares of our common stock purchased by it in a private placement that closed on February 28, 2006. When we refer to the “selling stockholder” in this prospectus, we mean The Viejas Band of Kumeyaay Indians, a federally recognized Indian tribe, as well as the permitted transferees, pledges, donees, assignees, successors and others who later come to hold any of the selling stockholder’s interests other than through a public sale.

          The selling stockholder owned 100% of Borrego Springs Bank, N.A. as of February 28, 2006. On February 28, 2006, we acquired certain assets and assumed certain liabilities of Indian Gaming Services, a San Diego-based cash-access provider to the gaming industry and a division of Borrego Springs Bank, N.A., for an aggregate purchase price of $12 million. The $12 million purchase price for the Indian Gaming Services acquisition was partially funded at closing through the private placement of 710,000 shares of our common stock to the selling stockholder for an aggregate purchase price of $4,470,160. Except for the selling stockholder’s interest in the Indian Gaming Services acquisition and the selling stockholder’s ownership of our common stock purchased by it in the private placement transaction that closed on February 28, 2006, the selling stockholder has not had any material relationship with us within the past three years.
          Pursuant to this prospectus, the selling stockholder may offer 710,000 shares of our common stock. Based on the information provided to us by the selling stockholder, the selling stockholder directly held 710,000 shares of our common stock as of January 8, 2008. Assuming that the selling stockholder sells all of the shares of our common stock beneficially owned by it that have been registered by us and does not acquire any additional shares of our common stock during the offering, the selling stockholder will not have beneficial ownership over any shares of our common stock after the offering.
          We cannot advise you as to whether the selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act, after the date on which the selling stockholder provided the information to us.
          Information concerning the selling stockholder may change from time to time, and any changed information will be set forth in prospectus supplements if and when required.
PLAN OF DISTRIBUTION
          We are registering the shares of our common stock covered by this prospectus to permit the selling stockholder to conduct public secondary trades of these securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the offering of the shares of our common stock by the selling stockholder. We have been advised by the selling stockholder that the selling stockholder may sell all or a portion of the shares of our common stock beneficially owned by it and offered hereby from time to time either:
•	directly; or

•	through underwriters, broker-dealers or agents, who may act solely as agents or who may acquire the shares of our common stock as principals or as both, and who may receive compensation in the form of discounts, commissions or concessions from the selling stockholder or from the purchasers of the shares of our common stock for whom they may act as agent (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).
The shares of our common stock may be sold from time to time in one or more transactions at:
•	fixed prices, which may be changed;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

          The aggregate proceeds to the selling stockholder from the sale of the shares of our common stock offered by the selling stockholder hereby will be the purchase price of the shares of our common stock less discounts and commissions, if any.
          Unless otherwise permitted by law, if the shares are to be sold pursuant to this prospectus by pledges, donees or transferees of, or other successors in interest to, the selling stockholder, then we must file an amendment to the registration statement of which this prospectus is a part under applicable provisions of the Securities Act amending the list of the selling stockholders to include the pledge, donee, transferee or other successor in interest as selling stockholders under this prospectus.
  Method of Distribution
          The sales described in the preceding paragraphs may be affected in transactions:
•	on any national securities exchange or quotation service on which the shares of our common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions (which may include underwritten transactions) otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options whether the options are listed on an option exchange or otherwise; or

•	through the settlement of short sales (except that the selling stockholder may not satisfy its obligations in connection with short sales or hedging transactions entered into before the effective date of the registration statement of which this prospectus is a part by delivering securities registered under such registration statement).

          These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.
          In connection with the sales of the shares of our common stock, the selling stockholder may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the shares of our common stock and deliver shares of our common stock to close out short positions, or loan or pledge shares of our common stock to broker-dealers that in turn may sell the shares of our common stock.
          The selling stockholder may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares of our common stock which may be resold thereafter pursuant to this prospectus if the shares of our common stock are delivered by the selling stockholder. However, if the shares of our common stock are to be delivered by the selling stockholder’s successors in interest, unless permitted by law, we must file an amendment to the registration statement of which this prospectus is a part under applicable provisions of the Securities Act amending the list of the selling stockholder to include the successors in interest as selling stockholders under this prospectus.
          To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholder and any underwriter, broker-dealer or agent regarding the sale of the shares of our common stock by the selling stockholder. The selling stockholder might not sell any, or might not sell all, of the shares of our common stock offered by it pursuant to this prospectus. In addition, we cannot assure you that the selling stockholder will not transfer the shares of our common stock by other means not described in this prospectus.
          To the extent required, upon being notified by the selling stockholder that any arrangement has been entered into with any agent, underwriter or broker-dealer for the sale of the shares of our common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by any agent, underwriter or broker-dealer(s), the name(s) of the selling stockholder(s) and of the participating agent, underwriter or broker-dealer(s), specific common stock to be sold, the respective purchase prices and public offering prices, any applicable commissions or discounts, and other facts material to the transaction will be set forth in a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate.
          The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of our common stock, and if the selling stockholder defaults in the performance of its secured obligation, the pledges or secured parties may offer and sell the shares of our common stock from time to time under this prospectus; however, in the event of a pledge or the default on the performance of a secured obligation by the selling stockholders, in order for the shares of our common stock to be sold under cover of this prospectus, unless permitted by law, we must file an amendment to the registration statement of which this prospectus is a part under applicable provisions of the Securities Act amending the list of selling stockholders to include the pledge, transferee, secured party or other successor in interest as selling stockholders under this prospectus.
          In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.
          In order to comply with the securities laws of some states, if applicable, the shares of our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.
          The selling stockholder and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares of our common stock by the selling stockholder and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the shares of our common stock to engage in market-making activities with respect to the particular shares of our common stock being distributed for a period of up to five business days prior to the commencement of this distribution. This may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the underlying shares of our common stock.
  Registration Period
          In connection with the private placement of common stock that closed on February 28, 2006, we entered into a registration rights agreement with the selling stockholder pursuant to which we agreed to file the registration statement of which this prospectus is a part. The registration rights agreement appears as an exhibit to this registration statement.
          We will, subject to suspension periods as permitted by the registration rights agreement, use our commercially reasonable efforts to cause the registration statement of which this prospectus is a part to remain effective for the period beginning on the date the registration statement becomes effective until the earlier of (a) such time as all of the “Registrable Securities” (as defined in the registration rights agreement) have been sold or otherwise disposed of by the Selling Stockholder, and (b) February 28, 2008.
Underwriting Discounts and Commissions, Indemnification and Expenses
          Brokers, dealers, underwriters or agents participating in the distribution of the shares of our common stock pursuant to this prospectus as agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder and/or purchasers of the shares of our common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).
          The selling stockholder and any brokers, dealers, agents or underwriters that participate with the selling stockholder in the distribution of the shares of our common stock pursuant to this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the shares of our common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling stockholder may be deemed to be underwriting commissions. Neither we nor the selling stockholder can presently estimate the amount of such compensation. If the selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling stockholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
          We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be approximately $20,620 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholder against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling stockholder will be entitled to contribution. We may be indemnified by the selling stockholder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the registration rights agreement, or we may be entitled to contribution.
LEGAL MATTERS
          The validity of the shares of common stock offered hereby will be passed upon for us by Manatt, Phelps & Phillips, LLP, Los Angeles, California.
EXPERTS
          The consolidated financial statements of Cash Systems, Inc. appearing in Cash Systems, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2006, and Cash Systems, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Virchow, Krause & Company, LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
          The SEC allows us to “incorporate by reference” in this prospectus information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC and which is incorporated by reference will automatically update and supersede information contained in this prospectus or in documents filed earlier with the SEC. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act. However, we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules.
          • Our Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 16, 2007, as amended on May 14, 2007, including those portions incorporated by reference therein of our Definitive Proxy Statement on Schedule 14A, filed on April 30, 2007;
          • Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2007, filed on May 15, 2007, for the quarter ended June 30, 2007, filed on August 9, 2007, and for the quarter ended September 30, 2007, filed on November 9, 2007;
          • Our Current Reports on Form 8-K filed on January 4, 2007, January 5, 2007, March 7, 2007, May 11, 2007, August 9, 2007 and August 21, 2007; and
          • The description of the our common stock contained in our Registration Statements on Form 8-A filed with the SEC on January 6, 2004 and December 29, 2005.
          Our filings are available on our website at www.cashsystemsinc.com. Information contained in or linked to our website is not a part of this prospectus. You may also request a copy of these filings, at no cost, by directing a written or oral request to our Secretary at our principal executive offices at Cash Systems, Inc., 7350 Dean Martin Drive, Suite 309, Las Vegas, Nevada 89139, or by telephone at (702) 987-7169.
WHERE YOU CAN FIND MORE INFORMATION
          We have filed a registration statement on Form S-3 with the SEC relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. You should refer to the registration statement and its exhibits for additional information. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC’s public reference room located at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available to the public on the SEC’s website at www.sec.gov. In addition, our SEC filings are available to the public on our website at www.cashsystemsinc.com. You may also request a copy of these filings, at no cost, by directing a written or oral request to our Secretary at our principal executive offices at Cash Systems, Inc., 7350 Dean Martin Drive, Suite 309, Las Vegas, Nevada 89139, or by telephone at (702) 987-7169.

710,000
Common Stock

Prospectus
January 9, 2008